EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hythiam, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, and 333-153053 and on Form S-8 Nos. 333-123773, 333-136446, 333-149766 and 333-153054 of Hythiam, Inc. of our report dated April 9, 2010, with respect to the financial statements of Hythiam Inc. as of and for the year ended December 31, 2009, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Rose, Snyder & Jacobs
Encino, California

April 9, 2010